EXHIBIT 16.1

October 31, 2012

TO:	British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission—Securities Division

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marches financiers

Nova Scotia Securities Commissioner

Newfoundland Consumer & Commercial Affairs Branch

Prince Edward Island Securities Office

CC:	KPMG LLP

Ernst & Young LLP

Dear Sirs/Mesdames:

Re:	Notice of Change of Auditors—Ritchie Bros. Auctioneers Incorporated (the “Corporation”)

Pursuant to Part 4 of National Instrument 51-102—Continuous Disclosure Obligations (“NI 51-102”), the Corporation hereby gives notice of a change of auditors, as follows:

1.	The Corporation will not propose KPMG LLP (the “Former Auditor”) for reappointment as the auditor of the Corporation on the expiry of its term of office at the Annual Meeting of Shareholders of the Corporation (or any adjournment thereof) to be held on April 25, 2013 (the “Meeting”);

2.	The Corporation will propose that the shareholders of the Corporation appoint at the Meeting Ernst & Young LLP (“E&Y”) as independent auditor of the Corporation;

3.	The termination of the Former Auditor and the proposed appointment of E&Y have been considered and approved by the Board of Directors of the Corporation;

4.	No auditor’s reports prepared by the Former Auditor in respect of the Corporation’s financial statements relating to the relevant period (beginning on January 1, 2010) contained any reservation; and

5.	There have been no “reportable events” (as that term is defined in NI 51-102) involving the Corporation and the Former Auditor.

Ritchie Bros. Auctioneers Incorporated

Per:	/s/ Jeremy Black
Jeremy Black, Corporate Secretary